Exhibit 10.1

November 8, 2016

HAND DELIVERED

WITHOUT PREJUDICE
PRIVILEGED & CONFIDENTIAL

Hendrik Jacobs
[Address omitted]

Dear Rik:

This letter will confirm our discussion today in which we advised you that SunOpta Inc. ("SunOpta") has decided to terminate your employment. The effective date of the termination of your employment is November 11, 2016 (the "Date of Termination") and this letter will be your written notice of termination.

With effect on the Date of Termination, this letter will terminate any employment you have with any parent, subsidiary, affiliate, predecessor or successor of SunOpta. Other than as expressly set out herein, this letter will also terminate any obligations owed to you by SunOpta pursuant to any agreement, specifically including the Executive Employment Agreement between you and SunOpta effective as of July 6, 2015 (the "Employment Agreement").

You will, of course, receive all base salary earned by you to the Date of Termination and payment for any accrued and unused paid time off ("PTO") owed to you, which amounts are set forth in Schedule "A" hereto. To the extent not otherwise specifically continued pursuant to this letter, all payments, benefits, perquisites or other entitlements of any type will end on the Date of Termination.

1.	Severance and Other Payments

In accordance with the requirements of the Employment Agreement, SunOpta will provide you with the payments and entitlements described in Schedule "A", all subject to the terms and conditions set out in this letter (including delivery by you of a Release in the form attached as Schedule "B" hereto, and confirmation of your acceptance of these terms and conditions evidenced by you signing the Acceptance at the end of this letter); once signed by you, this letter, including Schedule "A" and Schedule "B" hereto, shall also be referred to as "this agreement".

2.	No Other Payments

The payments, benefits and other entitlements set out in this letter shall constitute your complete entitlement and SunOpta's complete obligations to you whatsoever, including with respect to the cessation of your employment, whether at common law, statute or contract. For greater certainty, you confirm that, other than the payments and entitlements set out in paragraph 1 above and Schedule "A" hereto, you have no further payment (including any bonus payments), benefits, perquisites, allowances or entitlements earned or owing to you from SunOpta pursuant to any employment or any other agreement whatsoever (specifically including the Employment Agreement), all of which shall cease on the Date of Termination without further obligation to you from SunOpta. All amounts paid or benefits provided to you pursuant to this letter shall be deemed to include all amounts owing pursuant to the Employment Standards Act, 2000 ("ESA") and you specifically agree that such payments and benefits (including payment on a payroll basis) represent a greater right or benefit than that required under the ESA.

3.	Your Continuing Obligations

(a)

Employment Agreement: Notwithstanding the cessation of your employment and in consideration of the payments and benefits set out in this agreement, you represent and warrant that you have abided by and you confirm that you will continue to abide by all of the obligations set out in the Employment Agreement and, further and for greater certainty, you confirm and agree that, the provisions of the Employment Agreement relating to Non-Competition and Non-Solicitation shall survive the cessation of your employment and the termination of the Employment Agreement and shall be enforceable in accordance with their terms.

(b)

Return of Property: You are required to return immediately to SunOpta all of the property of SunOpta in your possession or in the possession of your family or agents including, without limitation, wireless devices and accessories, computer and office equipment, keys, passes, credit cards, customer lists, sales materials, manuals, computer information, software and codes, files and all documentation (and all copies thereof) dealing with the finances, operations and activities of SunOpta, its clients, employees, partners, investors or suppliers.

(c)

Non-Disclosure: You will maintain the severance arrangements set out in this agreement in the strictest confidence and you will not disclose them except to your immediate family, or to your legal or professional advisors (but provided any such person agrees not to disclose such information to any other persons) or the extent that such disclosure may be required by law.

	(d)	Release: You will execute and return the Release attached as Schedule "B" hereto, the terms of which are incorporated herein and the delivery of which is a condition of any payment to you by SunOpta.

(e)

Co-operation: During the 24-month period following the Date of Termination, at SunOpta's request, you agree to cooperate reasonably with SunOpta and its legal advisors in connection with (i) any business matters in which you were involved or (ii) any existing or potential claims, investigations, administrative proceedings, lawsuits and other legal and business matters which arose during your employment or involving SunOpta with respect to which you have knowledge of the underlying facts.

(f)

Non-Disparagement: You agree not to take any action or make any statement that criticizes, ridicules, disparages or is derogatory to SunOpta, its affiliates or their employees, services, directors, officers, shareholders, or its financial status, or that damages SunOpta in any of its business relationships, or encourages the making of such statements or the taking of such actions by someone else. SunOpta agrees not to take any action or make any statement that criticizes, ridicules, disparages or is derogatory to you or that damages you with respect to your business relationships (including your relationship with prospective employers), or encourages the making of such statements or the taking of such actions by someone else.

(g)

Consulting Services: You expressly acknowledge and agree that you will provide consulting services to SunOpta as may be reasonably requested by SunOpta during the 24-month period following the Date of Termination.

(h)

Endorsement and Support: You expressly acknowledge and agree that that you will endorse and actively support the arrangements formally announced by SunOpta in its press release dated October 7, 2016 during the 24-month period following the Date of Termination.

4.	General

(a)

Entire Agreement: This agreement constitutes the entire agreement between you and SunOpta with reference to any of the matters herein provided or with reference to your engagement, any employment or office with SunOpta or the cessation thereof. All promises, representations, collateral agreements, offers and understandings not expressly incorporated in this agreement are hereby superseded and have no further effect. For certainty, this agreement replaces and supersedes any obligation owed to you by SunOpta pursuant to the Employment Agreement.

(b)

Positive Reference. A positive letter of reference will be provided to you by Alan Murray. Alan Murray will also serve as the single point of contact for any verbal references you require following the Date of Termination.

(c)

Full Understanding: By signing this agreement, you confirm that: (i) you have had an adequate opportunity to read and consider the terms set out herein, including the Release, and that you fully understand them and their consequences; (ii) you have been advised to consult with legal counsel of your choosing and that you have obtained such legal or other advice as you have considered advisable; and (iii) you are signing voluntarily, without coercion, and without reliance on any representation, express or implied, by SunOpta, or by any director, officer, shareholder, employee or other representative of SunOpta; and (iv) this agreement and any payment referred to herein is not an admission of liability on SunOpta's part.

(d)

Taxes: All payments referred to in this agreement will be less applicable withholdings and deductions (if any) and you shall be responsible for all tax liability resulting from your receipt of the payment and benefits referred to in this letter, except to the extent that SunOpta has withheld funds for remittance to statutory authorities.

(e)

Severability: You hereby agree that each provision and the subparts of each provision of this agreement shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other provisions of this agreement (which shall continue to be enforceable).

(f)

Governing Law: This agreement and any claims arising out of this agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such province, without giving effect to the principles of conflicts of laws of such province.

***

Your acceptance of the terms and conditions of this letter may be signified by signing and returning a duplicate of this letter, where indicated, together with the Release attached as Schedule "B" hereto. We would appreciate hearing from you by no later than one week from the date of this letter.

We wish you well in your future endeavours.

Sincerely,

SUNOPTA INC.

/s/ Alan Murray

Alan Murray
Chair of the Board of Directors

ACCEPTANCE:

I hereby acknowledge receipt of this letter, and hereby accept and agree to be bound by the terms and conditions set out in this letter together with the enclosed Release.

/s/ Hendrik Jacobs	November 8, 2016
Hendrik Jacobs	Date

Exhibit 10.1

SCHEDULE "A"
Severance and Other Entitlements

Note: All amounts are in U.S. Dollars and are subject to applicable withholdings and deductions

Employment Agreement Entitlement
Base Salary and Vacation Pay as of Date of Termination:

Pro-rated portion of base salary (at $650,000 per year) from last pay period until the Date of Termination is $25,000 (for 80 hours). Accrued and unused PTO owed to you (based on 32 unused PTO hours for 2016) is $10,000.
Your outstanding base salary and PTO will be paid to you in Canadian dollars based on the average conversion rate for the 365-day period prior to the Date of Termination.

Severance Payment:

You are entitled to receive a severance payment of $1,519,442 in accordance with the terms of your Employment Agreement (the "Severance Payment"). The Severance Payment will be payable to you in equal monthly installments of $42,206.72 for a period of 36 months commencing from the Date of Termination and ending on November 11, 2019. Your Severance Payment will be paid to you in Canadian dollars based on the average conversion rate for the 365-day period prior to the Date of Termination.
The Severance Payment is determined by application of the following formula: two times the sum of: (i) your current base salary ($650,000); (ii) your average STI for the prior two fiscal years ($92,015, being the average of $184,030 for 2014 and nil for 2015); and (iii) the annual cost incurred by SunOpta for your automobile allowance, long term disability, life insurance and accidental death and dismemberment coverage ($17,706).

Options:

All unvested options held by you on the Date of Termination shall continue to vest for a period of 24 months commencing from the Date of Termination and ending on November 11, 2018. Your vested options can be exercised until the earlier of (i) the expiry date of the option and (ii) May 11, 2019 (the last day of the six-month period commencing from November 11, 2018). Your outstanding options are as follows:

	•	100,000 vested options exercisable at $5.14 per share
	•	100,000 unvested options exercisable at $5.14 per share
	•	54,000 vested options exercisable at $7.36 per share
	•	36,000 unvested options exercisable at $7.36 per share
	•	12,378 vested options exercisable at $11.30 per share
	•	18,568 unvested options exercisable at $11.30 per share
	•	7,383 vested options exercisable at $10.08 per share
	•	29,533 unvested options exercisable at $10.08 per share
	•	4,600 vested options exercisable at $10.52 per share
	•	18,400 unvested options exercisable at $10.52 per share
	•	225,400 unvested options exercisable at $3.27 per share
PSUs:

All Performance Shares Units granted to you prior to the Date of Termination will be immediately be forfeited and cancelled effective as of the Date of Termination. You will not be entitled to any payment in lieu of such forfeited and cancelled Performance Share Units.

Employment Agreement Entitlement
Benefits:

Your employment benefits will be continued for a period of four weeks in accordance with the requirements of the ESA. You will be entitled to continuation of your medical, prescription and dental care benefits for a 24-month period commencing from the Date of Termination and ending on November 11, 2018. Your life insurance benefits will terminate four weeks following the Date of Termination due to limitations imposed by the insurance provider. You may convert your group life insurance benefits to individual coverage without evidence of insurability within 31 days of the cessation of your group life insurance benefits.

Expense Reimbursement:	You will be reimbursed for any incurred but unreimbursed business and travel expenses.
Legal Fees:

As reimbursement of legal costs incurred by you in connection with the termination of your employment and the negotiation of this agreement, SunOpta will pay your legal costs up to a maximum of $5,000 (inclusive of HST), such sum payable directly to your counsel; an appropriate invoice will be required as a condition of payment.

Phone:

SunOpta will permit you to keep your iPhone following the Date of Termination. You will be responsible for all costs for transferring your iPhone from the SunOpta corporate account to your personal account.

SCHEDULE "B"
Release

FROM:	Hendrik Jacobs

TO:	SunOpta Inc., its affiliates, subsidiaries, parents and related organizations and their respective partners, directors, officers, shareholders, employees and agents (collectively "SunOpta")

1.

In consideration of the terms of the letter from SunOpta Inc. to me, Hendrik Jacobs, dated November 8, 2016 (the "Letter Agreement"), which terms are deemed to be and are accepted by me in full and final satisfaction of the Executive Employment Agreement between SunOpta and me, Hendrik Jacobs, dated July 6, 2015 (the receipt and sufficiency of which consideration are hereby acknowledged) and except for SunOpta's obligations referred to in the Letter Agreement, I hereby remise, release and forever discharge SunOpta of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, contracts, liens, claims and demands whatsoever which I now have, ever had or hereafter can, shall or may have for or by reason of any cause, matter or thing whatsoever existing to the present time, and particularly and without limiting the generality of the foregoing, of and from all claims and demands of every nature and kind in any way related to or arising from my employment or other engagement with SunOpta, or from any employment agreement between me and SunOpta (express or implied and specifically including the Employment Agreement), or the termination of such employment, engagement or employment agreement, and specifically including all damages, salary, remuneration, commission, vacation pay, overtime pay, termination pay, severance pay, notice of termination, profit-sharing, employee stock options or other equity arrangements, bonus, proceeds of any insurance or disability plans, or any other fringe benefit or perquisite of any kind whatsoever. The payments contemplated by the Executive Agreement are deemed to satisfy all requirements or money owing under all applicable laws including without limitation, Part XV of the Employment Standards Act, 2000 (Ontario).

2.

I acknowledge that the payments referred to in paragraph 1 above will be made for the purposes of fully and finally resolving all possible claims that I might have against SunOpta in respect of my employment with SunOpta and, therefore, in this respect, I covenant and agree not to file any complaint under the Employment Standards Act, 2000 (Ontario), under the Human Rights Code (Ontario), under the Workplace Safety and Insurance Act (Ontario) re-employment provisions, under the Occupational Health & Safety Act (Ontario), under the Pay Equity Act (Ontario), under the Labour Relations Act (Ontario), or pursuant to any other applicable law or legislation governing or related to my employment with SunOpta. For greater certainty, I agree that I am aware of my rights under the Human Right Code (Ontario) and I represent, warrant, and hereby confirm that I am not asserting such rights, alleging that any such rights have been breached, or advancing a human rights claim or complaint. In the event that I hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding or to make any complaint against SunOpta in this respect, this Release may be raised as an estoppel and complete bar to any such action, claim or proceeding. I confirm that I have no right to re-instatement, recall or re-employment with SunOpta and I waive and release all rights I had or may have had in this regard.

3.

I further agree not to make or cause to be initiated any claims (expressly including any cross-claim, counterclaim, third party action or application) against any other person or corporation who might claim contribution or indemnity against the persons or corporations discharged by this Release, but solely with respect to matters covered by this Release.

4.

I agree that the terms and contents of this Release and the payments contemplated in paragraph 1 above shall all remain confidential and shall not be disclosed except to the extent required by law or as otherwise agreed to in writing by SunOpta. I confirm that it shall not be a violation of this paragraph to make disclosure to my immediate family or to my legal or professional advisors.

5.

This Release shall be binding upon me and my heirs, executors and administrators and shall ensure to your benefit and to the benefit of your respective heirs, executors, administrators, successors and assigns.

6.

I acknowledge having had an opportunity to review this Release and to obtain independent legal advice and that the only consideration for this Release is as referred to above. I confirm that no other promises or representations of any kind have been made to me to cause me to sign this Release.

7.	I acknowledge that this Release or the payment of any monies to me by SunOpta, shall not constitute an admission of liability on the part of SunOpta, which liability is denied.

8.

I alone shall be responsible for all tax liability resulting from my receipt of the payments referred to in paragraph 1 as contemplated by the Employment Agreement except to the extent that SunOpta has withheld funds for remittance to statutory authorities. I agree to indemnify and save SunOpta harmless from any and all amounts payable or incurred by SunOpta (or any of you) if it is subsequently determined that any greater amount should have been withheld in respect of income tax, employment insurance, Canada Pension Plan, or any other statutory withholding.

SIGNED this 8th day of November, 2016)
)
/s/ Michelle Coleman	)	/s/ Hendrik Jacobs
Witness	)	Hendrik Jacobs